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                                                                     Exhibit 5.1

                       [HAYNES AND BOONE, LLP LETTERHEAD]

January 20, 1999



Craftmade International, Inc.
650 South Royal Lane
Coppell, Texas 75019-1037


Re:  Registration of 55,000 shares of Common Stock of Craftmade International,
     Inc.

Ladies and Gentlemen:

We have acted as counsel to Craftmade International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement of the Company on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering by John DeBlois (the "Selling Shareholder") of up to 55,000 shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"). The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to, the internal substantive laws of the State of Delaware and applicable federal laws of the United States of America.

In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), and the Bylaws of the Company (the "Bylaws"); (ii) the minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the shares of Common Stock; (iii) the Registration Statement and all exhibits thereto; (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein; and (v) the specimen Common Stock certificate filed as Exhibit 4.4 to the Registration Statement.

In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof. As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials. In addition, we have assumed that all formalities required by the Company's Certificate of Incorporation, Bylaws and the Delaware General Corporation Law will be complied with when the shares of Common Stock are sold.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock to be sold by the Selling Shareholder are, when sold, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under "Legal Matters" in the Prospectus forming a part of such Registration Statement.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP